Exhibit 99.1

Hour Loop Reports Full Year 2023 Results

Demonstrates Strong Revenue Growth Despite Challenging

e-Commerce Environment

Provides Full Year 2024 Revenue and Net Income Guidance

Redmond, WA, March 26, 2024 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop”), a leading online retailer, announces its financial and operational results for the year ended December 31, 2023.

Financial Highlights for 2023:

●	Net revenues increased 37.7% to $132.1 million, compared to $95.9 million in 2022;
●	Net loss totaled $2.4 million, compared to net loss $1.5 million in 2022; and
●	Cash used for operating activities was $2.1 million and $11.6 million for the year ended December 31, 2023 and 2022, respectively.

Management Commentary

“We are pleased to report our full year 2023 results, in which we continued to deliver significant revenue growth,” said Sam Lai, CEO of Hour Loop. “The revenue growth rate for 2023 was 37.7%, compared with 2022, and outperformed most peers that we know.”

“However, our gross margin, compared with 2022, was negatively affected by the inflation impacted macroeconomy, a challenging e-commerce environment, intense competition across the industry, and more aggressive clearance sales during the holiday season.

Our operating expenses percentage decreased compared with 2022 because of efforts made for expense management this year amid higher Amazon related fees. Overall, we believe we’ve built a solid foundation to continue generating strong growth. We also aim to continue making improvements on profitability.”

“Looking forward, we’re cautiously optimistic. Despite an uncertain economy, we continue to see strong demand for our products so far in 2024. We are confident in our ability to continue delivering value to our vendors, customers, and shareholders.”

Full Year 2023 Financial Results

Net revenues in 2023 were $132.1 million, compared to $95.9 million in 2022. The increase was primarily due to continued growth and maturity in our operating model, despite intense competition.

Gross margin decreased 0.8% to 50.3%, compared to 51.1%, of net revenues in 2022. The decrease was a function of increased market competition and more aggressive clearance sales during the holiday season.

Operating expenses percentage decreased 0.5% to 52.6%, compared to 53.1%, of net revenues in 2022. The decrease reflected better management of shipping charges, advertising expenses, and labor costs amid higher Amazon related fees.

Net loss in 2023 was $2.4 million, or $0.07 per diluted share, compared to $1.5 million, or $0.04 per diluted share, in 2022. The decrease was driven by decreased gross margin as a result of the reasons mentioned above despite efforts made for expense management.

As of December 31, 2023, the Company had $2.5 million in cash, compared to $4.6 million as of December 31, 2022 due to operating loss.

Inventories as of December 31, 2023, were $14.3 million, compared to $18.8 million as of December 31, 2022. The decrease is due to sales made throughout the year.

Full Year 2024 Financial Outlook

For the full year 2024, Hour Loop is providing guidance for net revenue to be in the range of $145 million to $172 million, representing 10% to 30% year-over-year growth. The Company expects 2024 net income to be in the range of $0.5 million to $2 million.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. Hour Loop further expanded its operations to other marketplaces such as Walmart, eBay, and Etsy. To date, Hour Loop has generated practically all its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and other marketplaces. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparel, and electronics. Hour Loop’s primary strategy is to bring most of its vendors’ product selections to the customers. It has advanced software that assists Hour Loop in identifying product gaps so it can keep such products in stock year-round including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors, and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” including with respect to Hour Loop’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Hour Loop. While Hour Loop believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to Hour Loop on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in Hour Loop’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. Hour Loop undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact

Finance Department

finance@hourloop.com

HOUR LOOP, INC.

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars, except for share data)

As of December 31, 2023 and 2022

	December 31,	December 31,
	2023	2022

ASSETS
Current assets
Cash	$2,484,153	$4,562,589
Accounts receivable, net	747,650	352,379
Inventory, net	14,276,555	18,801,529
Prepaid expenses and other current assets	504,973	741,243
Total current assets	18,013,331	24,457,740

Property and equipment, net	148,788	274,195
Deferred tax assets	1,304,215	549,320
Operating lease right-of-use lease assets	83,946	450,721
Total non-current assets	1,536,949	1,274,236
TOTAL ASSETS	$19,550,280	$25,731,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,812,954	$6,651,721
Credit cards payable	4,404,445	5,231,532
Short-term loan	652,422	652,316
Operating lease liabilities-current	82,269	385,216
Accrued expenses and other current liabilities	1,972,512	1,742,972
Total current liabilities	10,924,602	14,663,757

Non-current liabilities
Operating lease liabilities-non-current	2,363	64,945
Due to related parties	4,170,418	4,170,418
Total non-current liabilities	4,172,781	4,235,363
Total liabilities	15,097,383	18,899,120
Commitments and contingencies

Stockholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding as of December 31, 2023 and 2022	-	-
Common stock: $0.0001 par value, 300,000,000 shares authorized, 35,082,464 and 35,047,828 shares issued and outstanding as of December 31, 2023 and 2022, respectively	3,508	3,506
Additional paid-in capital	5,727,650	5,675,320
(Accumulated deficit) retained earnings	(1,252,622)	1,177,072
Accumulated other comprehensive loss	(25,639)	(23,042)
Total stockholders’ equity	4,452,897	6,832,856

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,550,280	$25,731,976

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In U.S. Dollars, except for share and per share data)

For the years Ended December 31, 2023 and 2022

	2023	2022

Revenues, net	$132,124,202	$95,930,091
Cost of revenues	(65,606,947)	(46,942,770)

Gross profit	66,517,255	48,987,321

Operating expenses
Selling and marketing	61,135,227	42,221,425
General and administrative	8,385,451	8,681,682
Total operating expenses	69,520,678	50,903,107

Loss from operations	(3,003,423)	(1,915,786)

Other (expenses) income
Other expense	(9,542)	(9,950)
Interest expense	(248,779)	(144,479)
Other income	101,290	130,429
Total other expenses	(157,031)	(24,000)

Loss before income taxes	(3,160,454)	(1,939,786)
Income tax benefit	730,760	462,163

Net loss	(2,429,694)	(1,477,623)

Other comprehensive loss
Foreign currency translation adjustments	(2,597)	(15,171)

Total comprehensive loss	$(2,432,291)	(1,492,794)

Basic and diluted loss per common share	$(0.07)	(0.04)
Weighted-average number of common shares outstanding	35,066,592	34,991,666

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars)

For the years Ended December 31, 2023 and 2022

	2023	2022

Cash flows from operating activities
Net loss	$(2,429,694)	$(1,477,623)
Reconciliation of net loss to net cash used in operating activities:
Depreciation expenses	138,001	79,084
Amortization of Operating lease right-of-use lease assets	387,446	310,161
Deferred tax assets	(754,895)	(503,832)
Stock-based compensation	52,332	91,013
Inventory allowance	675,886	657,543
Changes in operating assets and liabilities:
Accounts receivable	(395,271)	(226,388)
Inventory	3,849,088	(12,417,208)
Prepaid expenses and other current assets	236,270	(352,113)
Accounts payable	(2,838,767)	1,445,824
Credit cards payable	(827,087)	898,171
Accrued expenses and other current liabilities	229,540	175,436
Operating lease liabilities	(386,224)	(283,244)
Net cash used in operating activities	(2,063,375)	(11,603,176)

Cash flows from investing activities:
Purchases of property and equipment	(14,823)	(339,518)
Net cash used in investing activities	(14,823)	(339,518)

Cash flows from financing activities:
Payments to related parties	-	(1,024,188)
Repayments from related parties	-	138,854
Proceeds from Issuance of shares	-	6,156,360
Proceeds from Short-term debt	-	652,316
Net cash provided by financing activities	-	5,923,342

Effect of changes in foreign currency exchange rates	(238)	(10,631)

Net change in cash	(2,078,436)	(6,029,983)

Cash at beginning of year	4,562,589	10,592,572

Cash at end of year	$2,484,153	$4,562,589

Supplemental disclosures of cash flow information:
Cash paid for interest	$406,103	$4,300
Cash paid for income tax	$1,696	$470,601
Noncash investing and financing activities:
Operating lease right-of-use of assets and operating lease liabilities recognized	$27,249	$701,526

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.